October 25, 2024

Dear Investor:

MacKenzie Realty Capital, Inc. is pleased to announce that the Board of Directors has declared another dividend at the rate of $0.125 per common share.  The dividend is payable to common shareholders of record as of September 30, 2024.

Further, we are pleased to announce that we have submitted a listing application to NASDAQ. We have also retained Maxim Group LLC to provide general financial advisory and investment banking services to us in connection with, among other things, strategic planning, the uplisting to NASDAQ, and potential rights offering, equity issuance or other mechanisms to enhance corporate and shareholder value.  We are unable to provide any guidance regarding a potential share price or the timing of such an event, or to guarantee that such a listing will occur.

We are excited to announce we have moved our transfer agent to ComputerShare, effective September 30, 2024.  We believe ComputerShare will be better able to manage our transition to being a NASDAQ-listed company.  You should have received a Welcome Letter from ComputerShare with details on how to access your Shareholder Portal, where you will be able download statements, update your account information, and see details about your investment.  If you have not received your letter, please feel free to reach out to our Investor Services Department at 800-854-8357 Option 6 or investors@mackenziecapital.com and we will be happy to help connect you to ComputerShare.

We have broken ground on our newest development called “Aurora at Green Valley”! We are still raising funds through a private placement with a 14% preferred return for the development and encourage you to ask your financial advisor about it.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.  This letter does not constitute an offer to purchase or sell Mackenzie securities. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. A copy of the Offering Circular may be obtained at: https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm.